Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Investor Contacts:

Doug Wilburne: 401-457-2288

Robert Bridge: 401-457-2288

Media Contact:

David Sylvestre: 401-457-2362

or 401-640-6719

Textron Completes Acquisition of Beechcraft

Integrates Cessna, Beechcraft and Hawker Aircraft Brands Into New “Textron Aviation” Business Segment

Providence, Rhode Island  —  March 14, 2014 — Textron Inc. (NYSE: TXT) today announced it has closed its acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, and that it will bring together its Cessna business and Beechcraft to form a new segment called Textron Aviation. Cessna and Beechcraft together produced about $4.6 billion in revenues during 2013.

The acquisition brings together three iconic brands, each pioneering many of general aviation’s most notable advances in the past century.  Cessna, Beechcraft and Hawker bring 200-plus years of combined aviation experience to the market and an installed customer base of more than 250,000 airplanes worldwide.  Going forward, Textron Aviation intends to share and leverage best practices across all operations to further its position as an aviation authority.  Scott Ernest, who has served as Cessna’s President and CEO since 2011, will lead the Textron Aviation segment as CEO.

“Today’s announcement is a historic milestone for the aviation industry, and I congratulate the management teams of Beechcraft and Cessna for quickly bringing the merger to fruition,” said Textron Chairman and CEO Scott Donnelly.  “Uniting these brands creates a robust industry competitor, operating as one team with a common goal to serve customers everywhere our aircraft fly. Through Textron Aviation, we now offer a broader selection of aircraft for our customers and a greatly expanded service footprint.  Cessna, Beechcraft and Hawker owners will receive the high level of quality product and customer service that are the hallmarks of these brands — and our combined resources will enhance our ability to innovate and anticipate customer needs.”

Cessna, Beechcraft and Hawker will each remain distinct brands to preserve their rich histories and respective strengths in the marketplace. Textron Aviation brings together a unique combination of businesses with class-leading, complementary general aviation products including Citation and Hawker business jets, King Air twin-engine turboprops, Caravan single-

engine utility turboprops and a great line up of piston-engine aircraft representing the Cessna and Beechcraft brands.  Customers will also benefit from the industry’s largest global service network featuring company-owned, authorized and mobile service solutions. In addition, Textron Aviation will be home to the Beechcraft T-6 trainer and AT-6 light attack aircraft.

“We expect the integration of Beechcraft and Cessna to be a seamless process that continues putting our customers first,” said Scott Ernest, Textron Aviation CEO.  “Textron Aviation not only encompasses a world-class global customer service network and a strong portfolio of business and general aviation aircraft, but also a workforce with unparalleled industry expertise.”

Under the terms of the transaction, Textron purchased all outstanding equity interests in Beech Holdings for approximately $1.4 billion in cash.  Textron financed the purchase of the equity as well as the repayment of Beechcraft’s working capital debt through a combination of available cash, the issuance of $600 million in senior notes and drawing $500 million under a new five-year term loan.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

About Textron Aviation

Textron Aviation is the leading general aviation authority and home to the iconic Beechcraft, Cessna and Hawker brands which account for more than half of all general aviation aircraft flying. Textron Aviation includes the businesses of Cessna Aircraft Company and Beechcraft Corporation, bringing together decades of unmatched experience in designing, building and supporting airplanes.  It provides the most versatile and comprehensive general aviation product portfolio in the world through five principle lines of business: business jets, general aviation and special mission turboprop aircraft, high performance piston aircraft, military trainer and defense aircraft, and a complete global customer service organization. Its broad range of products include such best-selling aircraft as Citation and Hawker business jets, King Air and Caravan turboprops and T-6 military trainer aircraft, all of which are backed by the industry’s largest global service network.

Certain statements in this press release may project revenues or describe strategies, goals, outlook or other non-historical matters; these forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update them. These statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the risk that the transaction disrupts current plans and operations; difficulty or unanticipated expenses in connection with integrating Beech into Textron; the risk that the acquisition does not perform as planned, including the risk that we will not achieve revenue projections; the failure to achieve anticipated synergies and opportunities; and potential difficulties in employee retention following the closing of the transaction.